Exhibit 99.1

Eastern Insurance Holdings, Inc. Eastern Alliance Insurance Company Eastern Life & Health Insurance Company Employers Alliance, Inc.

DATE:	August 7, 2008	FINANCIAL CONTACT: Kevin Shook, Treasurer and Chief Financial Officer (717) 735-1660 kshook@eains.com

FOR IMMEDIATE RELEASE

EASTERN INSURANCE HOLDINGS, INC.

ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

EMPLOYERS SECURITY HOLDING COMPANY AND SUBSIDIARIES

(Lancaster, PA) – Eastern Insurance Holdings, Inc. (NASDAQ: EIHI) (“EIHI,” the “Company”) announced today that it has executed a definitive agreement to acquire Employers Security Holding Company and subsidiaries (“Employers”) in a transaction valued at approximately $14.9 million, including the assumption of $2.9 million in debt. Employers’ wholly owned subsidiary is Employers Security Insurance Company, an Indianapolis, Indiana-based mono-line workers’ compensation insurance company. Employers is domiciled in Indiana and also holds licenses in Illinois and Missouri. The acquisition will expand EIHI’s workers’ compensation insurance operations into Indiana and ultimately other select mid-west states and furthers EIHI’s strategic vision of being a specialty underwriter of workers’ compensation insurance products in niche markets.

“The acquisition of Employers is financially attractive to our shareholders and is expected to be immediately accretive to our earnings and return on equity,” said Bruce M. Eckert, Chief Executive Officer of EIHI. Eckert continued, “Employers is an excellent strategic and cultural fit and can be expected to enhance and diversify EIHI’s market profile through the expansion of its workers’ compensation insurance products to mid-west territories that have

The Eastern Alliance Insurance Building · 25 Race Avenue · P.O. Box 83777 · Lancaster, PA 17608-3777

888.654.7100 · Fax 717.399.3781 · www.easterninsuranceholdings.com · www.eains.com · www.elhins.com

August 7, 2008	EIHI Announces Execution of Definitive Agreement Page 2

favorable workers’ compensation operating environments. Both EIHI and Employers have similar business philosophies including maintaining a strong balance sheet, individual account underwriting, developing and maintaining excellent agency relationships, aggressively closing claims and providing proactive risk management services to insureds. These mutually common business philosophies and consistent core fundamental values will provide the foundation to further strengthen our franchise value and profitably grow our workers’ compensation insurance segment.”

Transaction Terms:

The total transaction value is approximately $14.9 million, including the assumption of $2.9 million in debt, which represents a multiple to total capitalization of 1.59. The total estimated transaction value is subject to certain true-up adjustments for changes in shareholders’ equity from June 30, 2008 to the calendar month immediately preceding the closing of the transaction. The cash purchase price component of approximately $12.0 million will be financed through the utilization of cash from EIHI’s operating subsidiaries. The merger agreement has been approved by the Board of Directors of both companies.

Approvals and Timing:

Completion of the transaction is subject to various conditions, including the receipt of required regulatory approvals and the approval of Employers’ approximately 28 shareholders. The transaction is expected to close late in the third quarter of 2008.

Conference Call:

EIHI will host a conference call for analysts and investors on Friday, August 8, 2008 immediately following its regularly scheduled second quarter 2008 earnings call at 10:00 a.m. (Eastern Time) to discuss the details of this announcement. The conference call will be available

August 7, 2008	EIHI Announces Execution of Definitive Agreement Page 3

via a live webcast accessed through the Investor Relations section of www.easterninsuranceholdings.com. The dial-in numbers for the conference call are as follows:

Live Call

800-860-2442 (Domestic)

412-858-4600 (International)

A replay of the conference call will be available through August 15, 2008, at 877-344-7529 (domestic) and 412-317-0088 (international). The replay passcode for the conference call is 421353. An online archive of the webcast will be available on the Investor Relations section of www.easterninsuranceholdings.com. An accompanying presentation will be available for download at www.easterninsuranceholdings.com at approximately 4:30 p.m. (Eastern Time) on August 7, 2008.

About Eastern Insurance Holdings, Inc.

EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a domestic life and health insurance company, an offshore specialty reinsurance company and a third-party claims administration company.

EIHI is located at 25 Race Avenue in Lancaster, Pennsylvania. The company’s Web address is http://www.easterninsuranceholdings.com.

About Employers Security Holding Company

Employers Security Holding Company is the parent company of Employers Security Insurance Company, a casualty insurance carrier that underwrites and issues workers’ compensation insurance policies for employers in Indiana and Missouri.

Employers Security Insurance Company is located at 8425 Woodfield Crossing Blvd, Suite 125, in Indianapolis, Indiana. The company’s Web address is http://www.esic.com.

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Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes, a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Form S-1 Registration Statement, filed with the U.S. Securities and Exchange Commission and in our other public filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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